VAN WAGONER FUNDS, INC.

	FORM N-SAR

	Report for the Period Ending December 31, 2001


	Item 77J - Revaluation of Assets or Restatement of Capital
		   Share Accounts

	In accordance with the provisions of Statement of Position 93-2, "Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at December 31, 2001, reclassifications were recorded to decrease capital stock by $1,584,785, $3,314,555, $3,829,592, $1,445,367
	and $6,580,735 as a result of investment losses incurred by the Mid-Cap Growth, Technology, Post-Venture, Micro-Cap Growth and Emerging Growth Funds, respectively.

	These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds' capital accounts on a tax basis.